EXHIBIT 99.1

Zoran Corporation Announces Key Management Changes

Gary DeMel, Twenty-six Year Veteran in Semiconductors Consumer Electronics and
Other Industries Appointed to Senior Vice President Worldwide Sales;
COO Camillo Martino Departs

SUNNYVALE, Calif., May 9 /PRNewswire-FirstCall/ — Zoran Corporation (Nasdaq: ZRAN), today announced that Gary DeMel has been appointed senior vice president worldwide sales, effective immediately, and Camillo Martino will be transitioning out of his role as chief operating officer.

“We are pleased to add Gary DeMel to Zoran’s senior executive team,” said Dr. Levy Gerzberg, president and chief executive officer at Zoran. “We believe that Gary’s diverse background in related consumer electronics semiconductor industries, extensive experience in working with key customers worldwide, and his track record will provide a strong foundation to help steer Zoran’s sales through its next growth phase.”

Mr. DeMel was most recently the senior vice president and chief sales officer with Bridgeco Semiconductors Inc. Prior to that, Gary held positions with Tarari Inc. as vice president worldwide sales, with ATI Technologies as senior vice president worldwide sales, and at Intel as senior director worldwide sales/business development as well as other management positions in the semiconductor industry.

In addition, Zoran announced that Camillo Martino, chief operating officer of Zoran, will be departing to pursue a chief executive officer position at a private company. Mr. Martino will continue to work within Zoran to ensure a smooth transition.

“We want to offer our sincere thanks to Camillo Martino for the contributions he has made to the success of Zoran during the time he has been here. We wish him well in his next endeavor,” said Dr. Gerzberg.

“I have enjoyed my nearly 4 years at Zoran helping to transition it into a stronger diversified market-focused company with more efficient global operations. Zoran’s employees have evolved into a large dedicated and professional team. I am confident the company will continue to achieve growth and success under current leadership. I am committed to making sure my departure will be a smooth transition,” said Camillo Martino.

“Given the recent changes we have made moving into a divisional structure and the strength of our senior managers at the VP level across our business divisions and corporate functions, we believe our organization will be well suited to continue executing on the path for improved profitability,” concluded Dr. Gerzberg.

About Zoran Corporation

Zoran Corporation, based in Sunnyvale, California, is a leading provider of digital solutions in the growing digital entertainment and digital imaging markets. With two decades of expertise developing and delivering digital signal processing technologies, Zoran has pioneered high-performance digital audio and video, imaging applications, and Connect and Share technologies for the digital home. Zoran’s proficiency in integration delivers major benefits for OEM customers, including greater capabilities within each product generation, reduced system costs, and shorter time to market. Zoran-based DVD, digital camera, DTV, multimedia mobile phone and multifunction printer products have received recognition for excellence and are now in millions of homes and offices worldwide. With headquarters in the U.S. and operations in Canada, China, England, Germany, Israel, Japan, Korea, and Taiwan, Zoran may be contacted on the World Wide Web at www.zoran.com or at 408-523-6500.

NOTE:  Zoran is a trademark of Zoran Corporation.

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